THE EASTERN COMPANY

The Case For Change at The Eastern Company

PRESENTATION OF THE BARINGTON GROUP

May 1, 2015

Important Disclosures

This presentation is for general informational purposes only and is not intended for distribution to or use by any person or entity in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. The views expressed herein represent the opinions of the Barington Group, whose analysis is based on publicly available information. Certain financial information and data used herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or from other sources the Barington Group believes are reliable. The Barington Group shall not be responsible or have and liability for any inaccurate information contained in any SEC filing or third party report. Furthermore, the Barington Group disclaims any obligation to update the information contained herein and reserves the right to modify or change its conclusions at any time in the future.

The Barington Group has not sought or obtained consent from any third party to use previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No representation or warranty is made that data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate.

This presentation does not recommend the purchase or sale of any security nor is it an offer to sell or a solicitation of an offer to buy any security. Furthermore, this presentation is not intended to be, nor should it be construed or used as, investment, tax or legal advice. No representation or warranty is made that Barington's investment process or investment objectives will or are likely to be achieved or successful or that Barington's investments will make any profit or will not sustain losses. Past performance is not indicative of future results. Furthermore, the preparation and distribution of this presentation should not be taken as any form of commitment on the part of Barington to take any action in connection with the company discussed herein.

The case studies contained herein are provided for discussion purposes only. They are not necessarily indicative of other investments made by Barington.

Any assumptions, assessments, estimates, projections or the like (collectively, "Statements") regarding future events or which are forward-looking in nature constitute only subjective views, outlooks or estimations, are based upon the Barington Group's expectations or beliefs, are subject to change due to a variety of factors, including fluctuating market conditions and economic factors, and involve inherent risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Barington Group's control. Actual results could differ materially from those set forth in, contemplated by, or underlying these Statements. In light of these risks and uncertainties, there can be no assurance and no representation is given that these Statements are now or will prove to be accurate or complete in any way.

The Barington Group has filed a definitive proxy statement and an accompanying WHITE proxy card with the SEC on April 10, 2015 to be used to solicit proxies in connection with the election of its nominees at the 2015 Annual Meeting of Shareholders of The Eastern Company, a Connecticut corporation. Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE EASTERN COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS. SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, AT HTTP://WWW.BARINGTON.COM/EASTERN.HTML OR BY CONTACTING BARINGTON'S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR AT PROXY@MACKENZIEPARTNERS.COM.

Contents

1. Background on the Barington Group

- Barington Capital Group, L.P. ("Barington" or "we") is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000.

- Barington has a fifteen year track record of working constructively with the boards and management teams of publicly traded companies to help improve their operations, strategic focus, profitability and corporate governance. Barington is a long-term investor. Its typical investment time horizon is three to five years, with many investments being held much longer.

- Barington has substantial experience investing in industrial companies, with prior investments in A. Schulman, Spartech, Gerber Scientific, Lancaster Colony Corporation, Griffon Corporation, Ameron International, Stewart & Stevenson Services and OMNOVA Solutions, among other companies.

- Barington represents a group of shareholders that currently owns over 5.2% of the outstanding shares of The Eastern Company, Inc. ("Eastern" or the "Company"). Barington has been a shareholder of Eastern for over two years.

Barington has worked closely with many companies to help improve long-term shareholder value

Sample companies:

Ameron International
A. Schulman compounding your success
DARDEN
Dillard's
EBIX
GERBER SCIENTIFIC
Griffon Corporation
HARRY WINSTON
THE JONES GROUP
Lancaster Colony
Lone Star Steakhouse & Saloon
Maxwell Shoe Company Inc.
NAUTICA
OMNOVA Solutions
Payless ShoeSource
SPARTECH
Stewart & Stevenson
register.com Don't just make a website. Make an impact.
Steve Madden
stride rite
WARNACO

Barington has a record of helping improve value as a long-term, value-added shareholder

"Barington has a proven track record of successful investments, especially in the Industrial and Specialty Chemical space….Barington Capital, which was founded by James Mitarotonda in January 2000, prefers to work constructively with the board and management to effect change and likes to obtain board seats at its investment companies. We highlight that this activist is not what we refer to as a 'hit and run' activist and instead has a history of working with companies over multi-year periods. We point to the activist's successful investment in A. Schulman, which spanned over nine years."

-- *APB Financial Group in its January 30, 2015 analyst report regarding OMNOVA Solutions Inc.*

"Barington's successes include plastics company A. Schulman, Inc., whose board of directors, which was firmly entrenched thanks to a plurality voting system and staggered elections, sat idle as its North American division lost money. In 2005, the company named Mitarotonda and David Birney, former president and CEO of plastics company Solvay America Inc., to the board. The once unprofitable American unit recently recorded a $200,000 profit, the board has been declassified, and the company has adopted majority voting. That's how it's supposed to work."

-- *Michael Rudnick, "A Matter of Alignment: The Activists," Deal Magazine, May 14, 2010.*

"[Barington] focus[es] more on the strategic and long-term aspects of the business and they stick with their investments….They are thoughtful in doing their research and homework and constructive in their engagement…"

-- *Damien Park, quoted in "Barington's Mitarotonda focuses on big picture," The Daily Deal, January 27, 2014.*

Barington has a record of helping improve value as a long-term, value-added shareholder (cont.)

"[Barington] remains one of the longest-running governance-focused activist hedge funds in action today and has had a major impact on dozens of corporations….[Barington's] tactics typically differ drastically from those of some short-term activists who buy large stakes and pressure companies to hike their debt to buy back shares….[Barington's] primary focus is on having the company make structural, long-term operational improvements."

-- Ronald Orol, "Barington's Mitarotonda focuses on big picture," The Daily Deal, January 27, 2014.

"I do think [Mitarotonda] was very helpful in challenging the Dillard's board and the Dillard's way…He's helped the Dillard's company, the Dillard's family….If you have a company that's not doing well and it has not done well for several years, I would welcome somebody like that, who I believe is analytical and looks at lots of different companies."

-- Allen Questrom, quoted in "A Fresh Face at Jones — Investor James Mitarotonda," Women's Wear Daily, June 14, 2013.

"With Jim leaning on us, we probably took action a little sooner rather than later…I find Jim to be a straightforward, solid business guy. He was not unpleasant to deal with. In the end, we implemented some of the suggestions he had….And I think all of our shareholders did very well, including Barington. Jim was constructive, he was not destructive."

-- Joseph Gromek, former president and chief executive officer of Warnaco, quoted in "A Fresh Face at Jones — Investor James Mitarotonda," Women's Wear Daily, June 14, 2013.

Contents

2. Background on The Eastern Company

- The Company is a diversified industrial manufacturer with 10 distinct business units, which manufacture a wide range of diverse products, including:
  - Latches and locking devices for military vehicles
  - Composite panels for tractor trailer sleeper cabs
  - Commercial laundry payment systems
  - Electronic and mechanical locks
  - Oven door latches and switches
  - Printed circuit board assemblies
  - Anchoring devices for supporting underground mine roofs
- Some of the Company's brands are well established and enjoy loyalty from distributors and customers.
- Across its business units, the Company owns at least five manufacturing facilities with 558,000 square feet of aggregate space, and leases at least another seven facilities, including two in China.
- Leonard F. Leganza, Eastern's Chairman, President and Chief Executive Officer, has led the Company since April 1997 and has been on its Board since 1981.
- The Eastern Company was founded in 1858 and is headquartered in Naugatuck, Connecticut.

Summary Financials
FY2014; data as of April 24, 2015
$ millions, except multiples

Total Revenue	$140.8
EBITDA	$15.2
EBIT	$11.7
Net Income	$7.7
Capital Expenditure	$3.6
Market Capitalization	$124.9
Total Enterprise Value	$113.3
Cash and Short-term Investments	$15.8
Total Debt	$4.3
Total Pension Liabilities	$29.1
TEV/Total Revenue	0.8x
TEV/EBITDA	7.5X
P/Tangible book value	2.2x
P/Diluted EPS Before Extraordinary Items	15.4x

Source: Capital IQ; SEC Filings; Eastern website and 2014 Annual Report

Contents

3. The Case For Change At Eastern

- The Barington Group strongly believes that the Company's value potential is not being realized under its current Board of Directors, which has been comprised of the same five individuals for over 15 years.[1]
- We believe that the Company has a long list of positive attributes, including:
  - a healthy balance sheet;
  - a desirable position in several industrial market niches;
  - a global manufacturing presence; and
  - a culture of judiciously controlling expenses.
- Despite these strengths, the Company's share price performance under its current Board of Directors has significantly underperformed its peers and the market as a whole for the entire tenure of Eastern's current directors prior to the public disclosure of the Barington Group's 5.2% ownership position in the Company on September 30, 2014.

1. Since July 2, 1999, the Eastern Board has been comprised of the same five individuals who serve as directors today.

Eastern has significantly underperformed its peers and the market as a whole

We are extremely disappointed with the Company's share price performance under its current Board. Eastern has significantly underperformed its peers and the market as a whole over the one, three, five, ten and fifteen-year periods preceding the public filing of our Schedule 13D on September 30, 2014.

Total Shareholder Return Through 9/29/14*

Percent change

	1 Year (9/30/13-9/29/14)	3 Years (9/30/11-9/29/14)	5 Years (9/30/09-9/29/14)	10 Years (9/30/04-9/29/14)	15 Years (9/30/99-9/29/14)
The Eastern Company	0.94%	-6.2%	14.5%	55.0%	63.7%
Peer Group Median**	4.3%	53.2%	99.1%	109.4%	129.7%
Russell 2000 Index***	5.5%	80.9%	97.8%	102.1%	127.1%
Wilshire 5000 Index***	18.1%	86.9%	109.7%	114.8%	114.6%

* Analysis through the filing of the Barington Group's Schedule 13D on 9/30/2014 disclosing its 5.2% ownership position in the Company. The performance of Eastern has been calculated assuming the reinvestment of dividends.

** Median performance of peer group established by Equilar, Inc. This peer group was utilized by Glass Lewis for comparative purposes in its 2014 proxy report for Eastern. Equilar peer group includes Hurco Companies, Inc. (HURC); Synalloy Corporation (SYNL); PMFG, Inc. (PMFG); Core Molding Technologies, Inc. (CMT); UFP Technologies, Inc. (UFPT); NN, Inc. (NNBR); Chase Corporation (CCF); NL Industries, Inc. (NL); Hardinge Inc. (HDNG); Omega Flex, Inc. (OFLX); and CompX International Inc. (CIX). Excludes members of peer group during any periods that they were not publicly traded companies.

*** The Russell 2000 and Wilshire 5000 performance figures have been calculated assuming the reinvestment of dividends. Both indices are utilized by Eastern for comparative purposes in its proxy statement for the 2015 Annual Meeting.

Source: Capital IQ; SEC Filings

Eastern's shares have lagged the market as a whole over the one-year period prior to our SEC filing

Eastern's shares have materially underperformed the Russell 2000 and Wilshire 5000 Indices during the 12-month period preceding our Schedule 13D filing.

1-Year Change in Total Shareholder Return*

Percent



Gap to Wilshire 5000 = 17.2 Percentage Points
25%
20%
15%
10%
5%
0%
-5%
-10%
The Eastern Company
Russell 2000 Index
Wilshire 5000 Index
Sep-30-2013
Oct-09-2013
Oct-18-2013
Oct-29-2013
Nov-07-2013
Nov-18-2013
Nov-27-2013
Dec-09-2013
Dec-18-2013
Dec-30-2013
Jan-09-2014
Jan-21-2014
Jan-30-2014
Feb-10-2014
Feb-20-2014
Mar-03-2014
Mar-12-2014
Mar-21-2014
Apr-01-2014
Apr-10-2014
Apr-22-2014
May-01-2014
May-12-2014
May-21-2014
Jun-02-2014
Jun-11-2014
Jun-20-2014
Jul-01-2014
Jul-11-2014
Jul-22-2014
Jul-31-2014
Aug-11-2014
Aug-20-2014
Aug-29-2014
Sep-10-2014
Sep-19-2014

* Analysis through Barington Schedule 13D filing on 9/30/2014 disclosing its 5.2% ownership position in the Company. The performance of Eastern, as well as the Russell 2000 and Wilshire 5000 Indices, have been calculated assuming the reinvestment of dividends. The Russell 2000 and Wilshire 5000 Indices are both utilized by Eastern for comparative purposes in its proxy statement for the 2015 Annual Meeting.

Source: Capital IQ; SEC Filings

Eastern's shares have lagged the market as a whole over the three-year period prior to our SEC filing

The Company has underperformed the Russell 2000 Index by 87.1 percentage points and the Wilshire 5000 Index by 93.1 percentage points during the three-year period preceding our Schedule 13D filing.

3-Year Change in Total Shareholder Return*


Percent
130%
110%
90%
70%
50%
30%
10%
-10%
-30%
The Eastern Company
Wilshire 5000 Index
Russell 2000 Index
Gap to Wilshire 5000 = 93.1 Percentage Points
Sep-30-2011
Nov-02-2011
Dec-06-2011
Jan-10-2012
Feb-13-2012
Mar-16-2012
Apr-19-2012
May-22-2012
Jun-25-2012
Jul-27-2012
Aug-29-2012
Oct-02-2012
Nov-06-2012
Dec-10-2012
Jan-14-2013
Feb-15-2013
Mar-21-2013
Apr-24-2013
May-28-2013
Jun-28-2013
Aug-01-2013
Sep-04-2013
Oct-07-2013
Nov-07-2013
Dec-11-2013
Jan-15-2014
Feb-19-2014
Mar-24-2014
Apr-25-2014
May-29-2014
Jul-01-2014
Aug-04-2014
Sep-05-2014

* Analysis through Barington Schedule 13D filing on 9/30/2014 announcing its 5.2% ownership position in the Company. The performance of Eastern, as well as the Russell 2000 and Wilshire 5000 Indices, have been calculated assuming the reinvestment of dividends. The Russell 2000 and Wilshire 5000 Indices are both utilized by Eastern for comparative purposes in its proxy statement for the 2015 Annual Meeting.

Source: Capital IQ; SEC Filings

Eastern's shares have lagged the market as a whole over the five-year period prior to our SEC filing

During the five-year period preceding our Schedule 13D filing, the Company has underperformed the Russell 2000 Index by 83.3 percentage points and the Wilshire 5000 Index by 95.2 percentage points.

5-Year Change in Total Shareholder Return*

Percent



Gap to Wilshire 5000 = 95.2 Percentage Points
Wilshire 5000 Index
Russell 2000 Index
The Eastern Company
150%
130%
110%
90%
70%
50%
30%
10%
-10%
-30%
-50%
Sep-30-2009
Nov-19-2009
Jan-13-2010
Mar-08-2010
Apr-28-2010
Jun-18-2010
Aug-10-2010
Sep-30-2010
Nov-19-2010
Jan-12-2011
Mar-07-2011
Apr-27-2011
Jun-17-2011
Aug-09-2011
Sep-29-2011
Nov-18-2011
Jan-12-2012
Mar-06-2012
Apr-26-2012
Jun-18-2012
Aug-08-2012
Sep-28-2012
Nov-21-2012
Jan-15-2013
Mar-08-2013
Apr-30-2013
Jun-20-2013
Aug-09-2013
Oct-01-2013
Nov-20-2013
Jan-14-2014
Mar-07-2014
Apr-29-2014
Jun-19-2014
Aug-11-2014

* Analysis through the filing of the Barington Group's Schedule 13D on 9/30/2014 disclosing its 5.2% ownership position in the Company. The performance of Eastern, as well as the Russell 2000 and Wilshire 5000 Indices, have been calculated assuming the reinvestment of dividends. The Russell 2000 and Wilshire 5000 Indices are both utilized by Eastern for comparative purposes in its proxy statement for the 2015 Annual Meeting.

Source: Capital IQ; SEC Filings

Since Barington filed its Schedule 13D, the Company's share price has increased by 28 percent

During the twelve months preceding our Schedule 13D filing, Eastern's share price grew by merely 1.2%. Since our filing, Eastern's share price has increased by approximately 28%. We believe that this increase is primarily a result of our involvement, the Synalloy offer and the the market's expectation of positive change at Eastern.

The Eastern Company Total Shareholder Return*



Percent
22.00
21.00
20.00
19.00
18.00
17.00
16.00
15.00
14.00
Barington files Schedule 13D announcing 5.2% ownership
Eastern announces Argo Transdata acquisition
Minerva demands strategic review by the Company
Eastern announces receipt of proposal from Synalloy Corporation to acquire the Company at $19.12/share
Synalloy increases its offer to $21/share
Synalloy ends discussions with Eastern
Barington nominates directors
Barington files definitive proxy statement
Investor Expectation of Positive Change
Sep-29-2014
Oct-07-2014
Oct-15-2014
Oct-23-2014
Oct-31-2014
Nov-10-2014
Nov-18-2014
Nov-26-2014
Dec-05-2014
Dec-15-2014
Dec-23-2014
Jan-02-2015
Jan-12-2015
Jan-21-2015
Jan-29-2015
Feb-06-2015
Feb-17-2015
Feb-25-2015
Mar-05-2015
Mar-13-2015
Mar-23-2015
Mar-31-2015
Apr-09-2015
Apr-17-2015
Apr-27-2015

* Analysis since Barington's Schedule 13D filing on 9/30/2014 disclosing its 5.2% ownership position in the Company.
Source: Capital IQ; SEC Filings

We believe the Company's lagging performance reflects a number of significant challenges at Eastern

It is our belief that Eastern's poor share price performance reflects a number of significant challenges facing the Company, including:

A. a lack of strategic focus;

B. anemic revenue and long-term earnings growth;

C. low returns on invested capital;

D. excessively long-tenured directors, who we believe lack relevant business experience creating value in the industrial sector; and

E. exceedingly poor corporate governance.

A. Lack of strategic focus

- We believe that Eastern suffers from a lack of strategic focus that has hindered its ability to build a strong platform for sustained growth and innovation and places the Company at a competitive disadvantage to its peers.
- We believe that Eastern operates too many subscale businesses that service too many end markets.
  - Eastern manages ten businesses units, which manufacture and sell a wide range of diverse products.
  - Each of the Company's businesses competes in multiple end-markets.
  - The Company manages thirteen production facilities across two continents.
  - The Company's most recent acquisition of Argo Transdata, a manufacturer of printed circuit board assemblies, adds another business that represents yet further divergence from the Company's core industrial markets.
- We believe that Eastern's lack of strategic focus has prevented the Company from achieving meaningful economies of scale in its businesses and generating consistent revenue and margin growth for the Company as a whole.
  - We also believe that the Company's fragmentation across many markets has undermined its ability to become a significant supplier to its customers and establish a sustainable competitive position.
  - Finally, we believe that Eastern's lack of strategic focus has hindered its ability to capture material sales, distribution, logistics and operating synergies across the Company's various businesses.

Source: Eastern Company website; SEC Filings; Barington analysis

Eastern manages 10 business units that manufacture a wide range of diverse products

- Military and other specialty vehicle restraint locks, slam and draw latches, dead bolt latches, compression latches, cam-type vehicular locks, hinges, tool box locks and school bus door closure hardware.
- Light-weight sleeper boxes and composite panels for trucks.
- Coin acceptors and other coin security products for the commercial laundry markets, including timers, drop meters, coin chutes, money boxes and meter cases.
- Smart card security technology for access control, municipal parking and vending markets, including smart cards, value transfer stations, smart card readers and card management software.
- Electronic and mechanical locking devices primarily for the computer, electronics, vending and gaming industries.
- Oven door latches, oven door switches and smoke eliminators.
- Printed circuit board assemblies.
- Expansion shells for use in supporting the roofs of underground mines.
- Specialty malleable and ductile iron castings.


FLASH
CASH
SOAP CENTER
SOAP
BLEACH
SOFTENERS
LAUNDRY BAGS
75¢

Source: Eastern Company website; SEC Filings; Barington analysis

B. Anemic revenue growth

Eastern's revenue growth has consistently lagged its peers' average and median growth rates over the past one, three, five, ten and fifteen-year periods.

Peer Cumulative Revenue Growth Comparison*

Percent

	1 Year (FY2013-2014)	3 Years (FY2011-2014)	5 Years (FY2009-2014)	10 Years (FY2004-2014)	15 Years (FY1999-2014)
NN, Inc. (NNBR)	30.9%	15.0%	88.4%	60.7%	472.8%
Core Molding Technologies, Inc. (CMT)	21.6%	22.2%	110.3%	56.7%	93.4%
Hurco Companies, Inc. (HURC)	15.3%	23.2%	144.3%	123.2%	152.0%
NL Industries, Inc. (NL)	12.8%	30.1%	-10.6%	-86.0%	-88.7%
CompX International Inc. (CIX)	12.8%	30.1%	-10.6%	-43.2%	-54.1%
OmegaFlex, Inc. (OFLX)	10.5%	57.2%	93.2%	76.8%	NA
Chase Corporation (CCF)	3.7%	82.1%	145.6%	157.2%	352.5%
Synalloy Corporation (SYNL)	1.4%	16.9%	92.6%	96.4%	70.7%
UFP Technologies, Inc. (UFPT)	0.1%	9.5%	40.4%	103.1%	136.9%
PMFG, Inc. (PMFG)	-2.4%	7.3%	-17.3%	118.6%	221.9%
Hardinge Inc. (HDNG)	-5.4%	-8.8%	45.5%	34.3%	74.6%
Peer Group Mean	**9.2%**	**25.9%**	**65.6%**	**63.4%**	**143.2%**
Peer Group Median	**10.5%**	**22.2%**	**88.4%**	**76.8%**	**115.1%**
The Eastern Company (EML)	**-1.2%**	**-1.5%**	**24.9%**	**40.7%**	**87.7%**

* Comparison with peer group established by Equilar, Inc. This peer group was utilized by Glass Lewis for comparative purposes in its 2014 proxy report for Eastern. Equilar peer group includes Hurco Companies, Inc. (HURC); Synalloy Corporation (SYNL); PMFG, Inc. (PMFG); Core Molding Technologies, Inc. (CMT); UFP Technologies, Inc. (UFPT); NN, Inc. (NNBR); Chase Corporation (CCF); NL Industries, Inc. (NL); Hardinge Inc. (HDNG); Omega Flex, Inc. (OFLX); and CompX International Inc. (CIX). Excludes members of peer group during any periods that they were not publicly traded companies.

Source: Capital IQ; SEC Filings; Barington analysis

In addition, the Company's long-term earnings per share growth has lagged its peers

While Eastern touts its EPS growth over the last three years, its long-term EPS growth has lagged that of its peers over the past ten and fifteen-year periods.

Peer Earnings Per Share Growth Comparison*

Last twelve months through April 22, 2015

Peer Group (without outliers)	3 Years (FY2011-2014)	10 Years (FY2004-2014)	15 Years (FY1999-2014)
Omega Flex, Inc. (OFLX)	189.1%	125.4%	NA
CompX International Inc. (CIX)	150.0%	11.1%	-55.1%
Chase Corporation (CCF)	134.4%	393.1%	340.0%
Synalloy Corporation (SYNL)	59.3%	291.9%	222.2%
Hurco Companies, Inc. (HURC)	34.5%	121.2%	666.7%
UFP Technologies, Inc. (UFPT)	-29.1%	517.6%	200.0%
NL Industries Inc. (NL)	-62.9%	-82.1%	-80.8%
NN, Inc. (NNBR)	-63.7%	9.8%	-13.5%
Hardinge Inc. (HDNG)	-118.6%	-138.0%	-129.2%
Peer Group Mean (without outliers)	**32.6%**	**138.9%**	**143.8%**
Peer Group Median (without outliers)	**34.5%**	**121.2%**	**93.3%**
Peer Group Outliers			
PMFG, Inc. (PMFG)	-750.0%	-1010.0%	-1237.5%
Core Molding Technologies, Inc. (CMT)	-11.1%	146.2%	12700.0%
Peer Group Mean (with outliers)	**-42.5%**	**35.1%**	**1261.3%**
Peer Group Median (with outliers)	**-11.1%**	**121.2%**	**93.3%**
The Eastern Company (EML)	38.2%	44.7%	5.1%

- Comparison with peer group established by Equilar, Inc. This peer group was utilized by Glass Lewis for comparative purposes in its 2014 proxy report for Eastern. Equilar peer group includes Hurco Companies, Inc. (HURC); Synalloy Corporation (SYNL); PMFG, Inc. (PMFG); Core Molding Technologies, Inc. (CMT); UFP Technologies, Inc. (UFPT); NN, Inc. (NNBR); Chase Corporation (CCF); NL Industries, Inc. (NL); Hardinge Inc. (HDNG); Omega Flex, Inc. (OFLX); and CompX International Inc. (CIX). Excludes members of peer group during any periods that they were not publicly traded companies. Change in earnings per fully diluted shares excluding extraordinary items.

Source: Capital IQ; SEC Filings; Barington analysis

The Company's revenue growth from new products lags industry benchmarks

We believe that Eastern is not doing enough to introduce and grow new products. Based on a study by APQC, the average company generates 27.5% of its annual revenue from products that were launched in the prior three years. In 2014, Eastern generated only 11.7% of its revenue from products launched in the prior three years.

Share of Revenue from New Products Launched in Prior Three Years*
Percent



38.0%
27.5%
11.7%
Gap to Average Company = 2.4x
Eastern (2014)**
Average Company
Top 20% of Companies

If Eastern had grown revenue from new products between 2000 and 2014 at the same rate as the average company in the study, the Company would have generated an additional cumulative $40 million in revenue.

* Based on benchmarking study by APQC (American Productivity and Quality Center) and Dr. Robert G. Cooper and Dr. Scott J. Edgett of Product Development Institute Inc. and Stage-Gate International. The study includes 105 businesses, with 51% in the manufacturing sector; median sales of $400 million; and 4,711 average employees.

** Eastern's share of revenue from new products launched in the prior three years is 9.5%, 10.3% and 11.7% for 2012, 2013 and 2014, respectively.

Source: Product Development Institute Inc.; SEC Filings; Capital IQ; Barington analysis

C. Low returns on invested capital

We believe that the Company has generated inadequate returns on its invested capital as a result of a number of poor capital allocation decisions. For example, between 2005 and 2014, the Company invested $13.0 million in capital expenditures in its Metal Products business that has generated a cumulative pre-tax operating loss of $3.1 million.

Total Return on Assets
(Pretax operating profit/average assets)

	5 Year (2000-2014)	10 Year (2005-2014)	15 Year (2000-2014)
Industrial Hardware	17.4%	21.9%	20.9%
Security Products	8.0%	8.7%	9.2%
Metal Products	8.4%	-1.9%	0.3%

Comparison of 5-Year Capital Expenditures and Operating Profit
Percent of total



Industrial Hardware
Security Products
Metal Products
40.7%
12.5%
46.0%
52.0%
33.5%
14.5%
Capital Expenditures
Pretax Operating Profit

Source: Capital IQ; SEC Filings; Barington analysis

As a result, the Company's return on invested capital and return on equity have declined

Eastern's return on invested capital and return on equity have been declining over the past 15 years.

Return on Invested Capital
Percent


16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Return on Equity
Percent


25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014

Source: Capital IQ; SEC Filings; Barington analysis

D. Eastern's directors are over-tenured

With an average director tenure of 27 years and no new director being added since 1993, the Eastern Board is the longest tenured Board we have seen in our 15 years of investing.

Tenure of Eastern Company Directors
Number of years



Eastern Average Director Tenure = 27 Years
Average Tenure of S&P 1500 Directors in 2013 = 10.8 Years
35
27
26
25
22
Leonard F. Leganza
Donald S. Tuttle III
Charles W. Henry
David C. Robinson
John W. Everets

"Of particular importance during periods of extended under-performance, the impact of an entrenched board can be particularly damaging to sustainable shareholder interests, and we do see the potential for such entrenchment at this firm due to a significant number of of long-serving directors. While we recognize the benefit of experience, it becomes increasingly challenging to act independently with such extensive service."

-- *GMI Ratings, Analysis Report on The Eastern Company*

Source: Glass Lewis Proxy Paper; SEC Filings

Academic studies have shown an inverse correlation between director tenure and firm value after 9 years

Academic studies have shown that there is an inverse correlation between director tenure and firm value for boards with an average director tenure greater than nine years.



Board Tenure vs. Firm Value
Tobin's Q
2
1.98
1.96
1.94
1.92
1.9
1.88
1.86
1.84
1.82
1.8
1.78
0 2 4 6 8 10 12 14 16 18 20 22 24 26
Board Tenure
Eastern Average Director Tenure = 27 Years

"Limiting director tenure allows new directors to the board to bring fresh perspectives. A tenure of more than nine years is considered to potentially compromise a director's independence."

-- *ISS Governance Quickscore 3.0 Overview and Updates (November 2014)*

Notes: Tobin's Q is the ratio between the market value of the company's physical assets and the book replacement value of those assets. This research controlled for an array of other corporate governance characteristics, CEO characteristics and firm characteristics.

Source: *Zombie Boards: Board Tenure and Firm Performance*, (July 2013) Sterling Huang INSEAD

We question the ability of Eastern's incumbent directors to offer new perspectives

- We question whether the Board's long-standing incumbent directors, with an average board tenure of 27 years, have the ability to continue to bring new insights and perspectives to the Company.
- We also question whether the Board's incumbent directors bring with them the experience necessary to help the Company compete in today's demanding business environment. This includes experience in corporate strategy, risk management, information technology, cyber security, employee management, mergers and acquisitions, corporate governance, marketing and investor relations, as well as a knowledge of the capital markets, international experience, and an understanding of government and government regulations.
- We believe that one must only visit the outdated home page of Eastern's website at www.easterncompany.com to see that the Company desperately needs to bring new skills into the boardroom.

E. Eastern's corporate governance is extremely poor

We believe that Eastern's corporate governance is extremely poor and demonstrates a disregard for shareholder interests.

- Eastern has a staggered board of directors and maintains a plurality voting standard for uncontested director elections, both of which run contrary to the policies of the Counsel of Institutional Investors and can lead to entrenched boards.
- In 2008, the Board implemented a "poison pill" shareholder rights plan with a ten-percent trigger that has not been approved by shareholders.
- The Board has not separated the roles of Chairman and Chief Executive Officer (or even appointed an independent lead or presiding director).
- The Board did not have a standing corporate governance committee from 2004 through May 2014, and its new standing committee did not bother to hold any meetings at all last year.
- The Board implemented a 75% supermajority voting requirement for shareholders to amend the Bylaws, has not implemented minimum share ownership requirements for directors and the Company's senior management team, and has failed to add a clawback provision to the Company's compensation plans to permit the Board to recoup any improperly granted bonus awards.

Academic studies have shown what we have observed first-hand on numerous occasions: that there is a strong correlation between corporate governance and firm performance.[1] We are convinced that Eastern's poor corporate governance is hindering its ability to create meaningful long-term value for shareholders.

[1]See, for example, Paul A. Gompers, Joy L. Ishii and Andrew Metrick, "Corporate Governance and Equity Prices," *Quarterly Journal of Economics*, Vol. 118, No. 1. (Feb. 2003); Lucian A. Bebchuk, Alma Cohen and Allen Ferrell, "What Matters in Corporate Governance?" *Review of Financial Studies*, Vol. 22, No. 2 (Feb. 2009); David Cheng and Yi-Yen Wu, "Corporate Governance an Business Performance," *Institutional Shareholder Services* (2006).

We believe the Board is disenfranchising shareholders at the 2015 Annual Meeting

We believe the Board's recent decision to amend the Bylaws and add a new director to the Board immediately after the 2015 Annual Meeting disenfranchises shareholders and shows a disregard for shareholder interests.

- On March 20, 2015 (one month after we formally informed the Company of our intention to nominate two individuals for election to the Board at the 2015 Annual Meeting), Eastern publicly announced that the Board had unilaterally amended Eastern's long-standing Bylaws, without shareholder approval, to provide it with the right (which previously only the Company's shareholders had) to fill vacancies created by an increase in the number of directors.

- Also on March 20, 2015, the Company announced that the Board intends to expand its size from five to six directors immediately after the 2015 Annual Meeting and use its newly-created authority to appoint James H. Ozanne to fill the vacancy, thus adding a new director to the Board without a shareholder vote.
  - Mr. Ozanne has a long-standing business relationship with Eastern director John Everets. Among other things, Mr. Ozanne served with Mr. Everets as a director of SBM Financial and the Bank of Maine, and they both previously served together as directors of Financial Security Assurance Holdings (although we believe Eastern's 2015 Proxy Statement fails to make this clear).

- We believe that the Board's decision to expand its size by one directorship immediately after the Annual Meeting, and unilaterally appoint Mr. Ozanne to fill the new Board seat, disenfranchises shareholders by denying them the opportunity to vote on the addition of Mr. Ozanne to the Board. The Board could have easily provided shareholders with the opportunity to vote on Mr. Ozanne's addition to the Board at the 2015 Annual Meeting, but instead has deliberately delayed his appointment until immediately after the meeting, which denies shareholders the ability to exercise this fundamental right.

We believe the Board is disenfranchising shareholders at the 2015 Annual Meeting (cont.)

- The Board's appointment of Mr. Ozanne as a director immediately following the shareholder meeting will further disenfranchise shareholders if the Barington Group's proxy solicitation is successful by diminishing the influence of our two nominees on the Board, as they would then comprise two out of six directors rather than two out of five directors. Such defensive actions taken in the context of a contested election of directors have been found by courts to be improper and contrary to established principles of corporate democracy. See, e.g. MM Companies, Inc. v. Liquid Audio, Inc., 813 A.2d 1118 (Del. 2003), and Blasius Industries, Inc. v. Atlas Corp., 564 A.2d 651 (Del. Ch. 1988).
- We see no benefit to shareholders in adding Mr. Ozanne to the Board in a manner that circumvents the election process and believe that it is only being done to dilute the effectiveness of any Barington Group nominee that may be elected at the Annual Meeting.
- By letter dated March 27, 2015, we strongly encouraged the Board to promptly reconsider its decision and publicly announce that Eastern will restore its Bylaws to their previous state and will not proceed with the contemplated appointment of Mr. Ozanne to the Board without shareholder approval. On April 12, 2015, we also had our legal counsel deliver a letter to the Company formally demanding that the Board take corrective action.
- As of the date of this presentation, the Eastern Board has failed to take any corrective action, and we have commenced litigation on behalf of all shareholders to restore our valuable voting rights.

Barington has discussed these issues and proposed potential solutions for many years

2010-2012

Between 2010 and 2012, we spoke on several occasions with Mr. Leganza to discuss the Company and its prospects.

On Dec. 3, 2012, we met with Mr. Leganza in Naugatuck, Connecticut to talk about each of the businesses and suggested that Eastern conduct a strategic review.

2013

On June 27, 2013, we spoke with Mr. Leganza to review the Company's financial performance and questioned whether the Company has a sufficiently robust plan to drive growth.

On Sept. 9, 2013, we spoke with Mr. Leganza and recommended that the Company consider conducting an in-depth assessment of each of its end-markets.

2014

On March 6, 2014, we met with Mr. Leganza to express our concern that the Company does not appear to have an effective growth strategy and shared examples of potential transaction opportunities.

On July 2, 2014, we met again with Mr. Leganza to discuss our recommendations for improving the Company's long-term performance.

On July 24, 2014, we met with Mr. Leganza and stated our belief that the Company lacked transparency with respect to its growth and acquisition plans and repeated our concerns about Company's growth trajectory.

On Aug. 28, 2014, we had lunch with Mr. Leganza and the Company's CFO, and provided examples of how Barington has helped improve long-term shareholder value at other companies such as A. Schulman and Gerber Scientific.

On Oct. 9, 2014, we met with Mr. Leganza and expressed our belief that the Company needs to add new directors to its Board.

On Nov. 11, 2014 , Mr. Mitarotonda met with Mr. Leganza and two members of the Board to share his background and experience.

2015

On Feb. 6, 2015, we sent a letter to Mr. Leganza to reiterate our recommen-dations for creating shareholder value and stated we intend to nominate two candidates to the Board.

On February 20, we formally notified Eastern of our intention to nominate Mr. Mitarotonda and Mr. McManus for election as directors of the Company.

On Feb. 20, 2015, representatives of the Eastern Board interviewed Mr. Mitarotonda and on February 24, representatives of the Board interviewed Mr. McManus.

On March 9, 2015, we sent a letter to Mr. Everets to indicate we are amenable to entering into a settlement agreement with the Company.

On March 20 2015, the Board announces it intents to expand its size immediately after the 2015 Annual Meeting and unilaterally appoint Mr. Ozanne to the Board.

On March 27, 2015, we sent a letter to Mr. Everets to state our belief that the Board's decision to expand its size immediately <u>after</u> the Annual Meeting and unilaterally appoint Mr. Ozanne to the Board without a shareholder vote disenfranchises shareholders.

Contents

4. The Barington Group's Plan for Value Creation

- We recommend that Eastern take action in a number of areas to improve its long-term financial and share price performance. If elected, our nominees are committed, subject to their fiduciary duties, to work constructively with the other members of the Board to take the following actions intended to improve the Company's strategic focus, return on invested capital, revenue growth and corporate governance:

  A. conduct a detailed strategic review of each of the Company's businesses;

  B. rationalize the Company's portfolio of businesses;

  C. pursue complementary acquisitions;

  D. enhance revenue growth;

  E. improve corporate governance and appoint an Independent Chairman; and

  F. improve corporate communications and transparency.

A. Conduct a detailed strategic review of each of the Company's businesses

- We believe that Eastern should immediately conduct a detailed strategic review of each of the Company's businesses and the end-markets that these businesses serve. Such strategic review should seek to identify the Company's most profitable businesses and businesses with the greatest growth potential, as well as determine opportunities to rationalize Eastern's portfolio of businesses and improve its return on invested capital. This strategic review should include, among other things:
  - An evaluation of opportunities to grow the Company's industrial hardware businesses, especially specialty vehicle locks and latches, including distribution expansion to new customers and new geographic markets, as well as new products for existing distribution channels and customers;
  - An in-depth assessment of the market for the Company's current metal products, including the potential for innovation in malleable steel and ductile iron product, projected economics of its metal products business based on the Company's existing production capacity and comparative production costs, and an assessment of the potential sale of the business unit;
  - A comprehensive customer and competitor assessment of the Company's payment systems and access technologies businesses to evaluate the impact of new technologies and the competitiveness of the Company's products; and
  - An exploration of the long-term viability and strategic options for the Company's smaller electronic and mechanical locking devices, oven door latches and switches, semi conductor assembly and other businesses.
- Once the evaluation is completed, the Company should rank its businesses and create detailed plans to fix or divest lower return businesses and grow its highest performing businesses, both organically and through acquisitions.

B. Rationalize the Company's portfolio of businesses

- We recommend that Eastern rationalize its portfolio of businesses by exiting businesses deemed to have the least favorable long-term prospects.
  - Based on recent transactions, we believe that there is a market for many of the Company's businesses.
  - The Company has been approached by parties interested in acquiring all or some of its businesses.
- To this end, we propose that, following its strategic review, Eastern formulate plans to:
  - maximize the consideration it can receive for each of the businesses it will exit;
  - separate the business operations through an acceptable transition period; and
  - deploy the assets it will receive from divestitures toward complementary acquisitions and growth initiatives.

Examples of recent foundry transactions:

05/02/12	Reserve FTL, LLC acquired the assets of Ravenna Salvage Inc.
05/15/12	KPS Capital Partners, LP acquired ThyssenKrupp Waupaca, Inc.
05/17/12	Nucor Corporation acquired the membership interests of Skyline Steel LLC from ArcelorMittal for approximately $680 million.
08/17/12	Industrial Opportunity Partners, LLC acquired Aarrowcast, Inc. from Cornerstone Capital Partners Inc., J.H. Whitney & Co., LLC and other shareholders.
07/09/13	The Reserve Group acquired Great Lakes Castings, LLC from Republic Financial Corporation.
06/19/14	Speyside Equity acquired Pacific Steel Casting Company for $17.6 million in cash.
08/19/14	Hitachi Metals, Ltd. acquired Waupaca Foundry, Inc. from KPS Capital Partners, LP for $1.3 billion in cash.
09/23/14	Anderson Industries LLC acquired Dakota Foundry, Inc.
09/29/14	United Stars, Inc. acquired Waukesha Kramer, Inc. from Facilitator Capital Fund.
01/30/15	Wisconsin Precision Casting Corporation acquired Northern Precision Casting Co., Inc.

Source: Capital IQ; SEC Filings; Barington analysis

C. Pursue complementary acquisitions

- It is our belief that there are a number of complementary acquisitions that Eastern can pursue that will help Eastern create meaningful long-term shareholder value. We recommend that the Company accelerate growth of Eastern's high-return, high-potential businesses and that the Company explore synergistic, value-added transactions, including potential acquisitions that:
  - provide access to new distribution channels and customers;
  - expand the range of products the Company markets to its existing distribution channels and customers; and
  - benefit from the Company's strong cost management and lean manufacturing capabilities.
- Eastern has not completed a meaningful transaction since the 2001 acquisition of Greenwald Industries, and we do not believe the Company has attempted to capture significant synergies across many of its existing businesses. To help achieve this, we believe that the Company needs to strengthen its internal transaction execution capabilities by, among other things:
  - developing a disciplined approach to identify potential acquisition targets and evaluate the strategic benefits and return on capital of potential transactions;
  - enhancing the Company's internal integration capabilities to ensure that acquisitions are smoothly integrated and the identified benefits are realized; and
  - focusing the CFOs time and attention on corporate development, as opposed to overseeing the Company's manufacturing operations in China.

D. Enhance revenue growth

We believe the Company has the opportunity to capture additional revenue growth by increasing its penetration of existing customers and growing its customer base.

- We believe that the Company has the capacity to accelerate the introduction of new industrial products by working closely with key customers to jointly develop new products.
  - We recommend that the Company increase its focus on enhancing revenue growth from new products in high-potential markets.
  - We also recommend that the Company implement a comprehensive new product portfolio management process to optimize resources across the entire portfolio of new product development projects.
- We are convinced that the Company has opportunities to expand its customer base by further penetrating existing distribution channels.
  - Many of the Company's existing products have growth opportunities in adjacent markets, as well as international markets.
  - Based on our research, the Company has a solid reputation for quality custom-designed products, efficient logistics and strong after-market sales support.

E. Improve corporate governance

- We believe that Eastern needs to drastically improve its corporate governance. Among other things, we recommend that the Board:
  - eliminate the Company's staggered board of directors and implement a majority-voting Bylaw for uncontested director elections;
  - separate the Chairman and CEO roles;
  - provide shareholders with the right to vote on the Company's "poison pill" shareholder rights plan;
  - remove the 75% supermajority voting requirements for shareholders to amend the Bylaws;
  - add a claw-back provisions to the Company's executive compensation programs;
  - not proceed with actions that disenfranchise shareholders, such as the appointment of directors to an expanded board without a shareholder vote;
  - ensure that its new standing Nominating and Corporate Governance Committee meets on a regular basis to review and assess the adequacy of Eastern's corporate governance and ensure that the Board is comprised of directors with the right background and experience to guide the Company.

F. Improve corporate communications and transparency

- Finally, it is the Barington Group's belief that the Company's communication with the investment community has been inadequate and that transparency should be improved at the Company.
  - For example, Eastern does not conduct quarterly or annual earnings conference calls, which we believe is a standard practice for most exchange-listed companies.
  - The Company's management team also does not participate in investor conferences or road shows.
  - The Company's quarterly earnings releases provide little disclosure or analysis of its performance.
- If elected to the Board, our nominees would strongly recommend that that the Company address these concerns by beginning to hold investor conference calls and taking other steps to augment its communication and interaction with the investment community.
  - The Barington nominees would also recommend that Eastern publicly disclose its strategic plan to shareholders.
  - In addition, we would recommend that the Board publicly disclose details of the Company's CEO succession plan.

We have shared many of these recommendations with the Company over the past two years to no avail

- As detailed in our proxy statement, we attempted to work privately with representatives of management and the Board to improve Eastern's share price performance to no avail for more than two years.
- In addition, we have heard from other past and present shareholders who believe that the Company has similarly ignored their recommendations.
- We believe the Eastern Board has not provided the leadership that the Company needs.
- We also believe that recent actions taken by the Board, such as the engagement of Wells Fargo Securities to assist the Board in its review of strategic alternatives, would not have occurred without our involvement.
  - We have been recommending that the Company conduct a strategic review since December 2012.
  - The Board has not announced any objectives or a timeline associated with its strategic review, and it is unclear if the engagement of Wells Fargo will lead to any positive change at Eastern.[1]
- As a result, we decided to proceed with our proxy solicitation to elect two highly qualified director nominees to the Board who possess the background and experience we believe are necessary to enhance the Company's long-term value.

1. The Company stated in its March 30, 2015 press release announcing the retention of Wells Fargo Securities that "[t]here is no set timetable for the review process, and there is no guarantee that any transaction will be consummated as a result of the review."

Contents

5. Background on the Barington Group's Nominees

We believe that our nominees – **James A. Mitarotonda** and **Michael A. McManus, Jr.** – have the business and leadership skills, boardroom experience and shareholder perspective that are needed to help Eastern realize its value potential and ensure that shareholder interests are represented in the boardroom.

- We believe that Mr. Mitarotonda is qualified to serve as a director of the Company based on, among other things, his extensive business experience; his public company director experience; his financial, investment, mergers and acquisitions and corporate governance expertise; his experience as a chief executive officer; his experience investing in manufacturing, industrial, and consumer companies; and his status as a shareholder representative.

- We believe that Mr. McManus is qualified to serve as a director of the Company based on, among other things, his extensive business and leadership experience as a chief executive officer of two public companies; his experience in strategic planning; his public company director experience; his knowledge of equity and capital markets; and his significant experience in governance, legal, and risk management.



James A. Mitarotonda



Michael A. McManus, Jr.

Barington Group Nominee: James A. Mitarotonda

- Chairman of the Board, President and CEO of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a value-oriented activist investment fund, since January 2000.
- Co-Founder, Chairman, President and CEO of Barington Capital Group, L.P., a full service investment banking and brokerage firm specializing in small-cap and emerging growth companies, from 1991-1999.
- Co-Founder, Chairman and Co-CEO of Commonwealth Associates, a boutique investment banking, brokerage and securities trading firm (now known as Comvest Partners).
- Experienced public company director. He has served as a director of A. Schulman, Inc., an international manufacturer of plastic compounds and resins, since October 2005, OMNOVA Solutions Inc., a manufacturer of specialty chemicals and decorative surfaces, since March 2015, and Barington/Hilco Acquisition Corp., a blank check acquisition company, since February 2015. He has also served as a director of The Pep Boys – Manny, Moe & Jack, an automotive aftermarket service and retail chain, since August 2006 and was the Chairman of the Board from July 2008 until June 2009. Mr. Mitarotonda has resigned as CEO of Barington Hilco/Acquisition Corp. to ensure that he has sufficient time to fulfill his duties as a director of Eastern if elected at the Annual Meeting.
- During the past five years, Mr. Mitarotonda has served as a director of Ameron International Corporation, Griffon Corporation, Gerber Scientific, Inc., Ebix, Inc. and The Jones Group Inc. He is also a former director of Register.com, Sielox, Inc. (and its predecessor companies), MM Companies, Inc. and Vermont Teddy Bear.
- MBA from New York University; BA from Queens College, Major Economics
- Participant in director continuing education programs through New York University's Directors' Institute and the Outstanding Directors Exchange (ODE).
- Queens College, Board of Trustees

James A. Mitarotonda (cont.)

- Mr. Mitarotonda has represented shareholder interests on more than a dozen public company boards.
- Nominated in 2010 for the ODE's "Outstanding Director Award" for his contributions to the A. Schulman, Inc. Board.
- Mr. Mitarotonda has worked effectively as a "minority" director to improve shareholder value at companies such as Register.com, A. Schulman and Gerber Scientific.
- Barington also has a well established track record of improving corporate governance at the companies it invests in. Among other things, Barington has helped facilitate governance improvements such as the repeal of "poison pill" rights plans, staggered boards of directors and supermajority voting requirements.
- Barington has extensive experience investing in manufacturing and industrial companies, including Ameron International, Stewart & Stevenson, Gerber Scientific, Lancaster Colony, Spartech, OMNOVA Solutions Inc. and A. Schulman.

A. Schulman

"Ernest Novak Jr., an A. Schulman director since 2003, did not welcome Mitarotonda with open arms, but that changed after witnessing Mitarotonda's operational approach. 'When you first meet hedge funds, you fear they want their 25% [return] and get out,' he says. However, soon after Mitarotonda joined the board he acted as an 'an equity owner in a company looking for the best way to monetize his return.' … Mitarotonda's working-capital improvements and cost-cutting measures helped boost A. Schulman's cash nearly threefold, to about $216 million, and its once-unprofitable North American unit recorded a $200,000 gain in the recent quarter."
- *The Deal Magazine, April 30, 2010*

Dillard's

"Observers attribute at least some of the change to activist efforts of Barington Capital Group and The Clinton Group, which lobbied the firm in 2008 to refine its operations and ultimately cut a deal with management to put four outside directors on the Board.... 'They would never admit that they gave in to those investors, but it did quicken their game,' said one source close to the Dillard family. 'They acted like they never responded, but they did respond.'"
- *Dillard's, Penny's See Profit Spikes, Women's Wear Daily (Nov. 15, 2010)*

WARNACO

"Barington forced our hand to do some things sooner. It accelerated our need to take action on our underperforming businesses"
- *Warnaco Spokesperson, Warnaco Rallies, Crain's New York Business (June 17, 2007)*

Barington Group Nominee: Michael A. McManus, Jr.

- Mr. McManus has been the President and Chief Executive Officer of Misonix, Inc., a manufacturer of medical devices, since 1998.
- Mr. McManus was recently selected by ExecRank as a top Micro-Cap CEO for 2014.
- From 1991 to 1998, Mr. McManus was President and Chief Executive Officer of New York Bancorp Inc., a savings and loan holding company. He also served as President and Chief Executive Officer of Home Federal Savings Bank, the principal subsidiary of New York Bancorp, from 1995 through 1998. Under his leadership, New York Bancorp's shares rose almost 1,650%, from $2.63 per share on October 11, 1991 to $46 per share on March 27, 1998.
- Prior to working at New York Bancorp, Mr. McManus served as President and Chief Executive Officer of Jamcor Pharmaceuticals, Inc. and held senior positions at Pfizer, MacAndrews & Forbes and Revlon. He also served as an Assistant to President Ronald Reagan.
- Mr. McManus was a Sergeant in the U.S. Army Infantry, where he received U.S. Army commendation and distinguished service medals. He is also a recipient of The Ellis Island Medal of Honor.


NASDAQ CONGRATULATES
MICHAEL McMANUS ON BEING
SELECTED A TOP MICRO-CAP
CEO BY EXECRANK
NASDAQ LISTED [MSON]
MISONIX
Nasdaq

Michael A. McManus, Jr. (cont.)

- Mr. McManus is an experienced public company director that has served on the boards of more than a half dozen publicly traded companies. He is currently a director of two publicly traded companies: A. Schulman, Inc., a international manufacturer of plastic compounds and resins, where he has been a director since 2006, and Novavax, Inc., a clinical-stage biopharmaceutical company, where he has been a director since 1998. If elected at the Annual Meeting, Mr. McManus will not seek reelection as a director of one of these companies.
- Mr. McManus serves as an advisor to Barington Capital Group, L.P. and is a former director of the United States Olympic Committee.
- Mr. McManus received a B.A. in Economics from the University of Notre Dame and a J.D. from the Georgetown University Law Center.

Mr. Mitarotonda and Mr. McManus have helped create long-term value at A. Schulman

- Shareholders can observe the results of Mr. Mitarotonda and Mr. McManus working together as directors at A. Schulman, Inc., an international manufacturer of plastic compounds and resins, where both continue to serve as members of the board.
- As a result of the implementation of Barington's recommendations for value creation at Schulman, this company has achieved numerous accomplishments that have helped turn the company from a laggard in its industry to a leader. These accomplishments include, among other things:
  - Schulman's North American operations, which had been unprofitable for several years, turning to profitability in fiscal 2010 and generating almost $40 million in operating profit in fiscal 2014;
  - the company completing ten acquisitions and two joint ventures that have enabled the company to focus on higher margin products;
  - the company's earnings per share (EPS) growing by a 15.3% compounded annual growth rate (CAGR) from $0.87 per share in fiscal 2007 to $2.36 per share in fiscal 2014, while its dividend increased from $0.58 per share in fiscal 2007 to $0.80 per share in fiscal 2014; and
  - Schulman becoming less capital intensive, with net working capital decreasing from 21% of sales in fiscal 2007 to 12% of sales in fiscal 2014, and the company improving its cash flow from operations from $65 million in fiscal 2007 to $113 million in fiscal 2014.

Mr. Mitarotonda and Mr. McManus have helped create long-term value at A. Schulman (cont.)

- In addition to operational improvements, Mr. Mitarotonda and Mr. McManus have helped facilitate the improvement of Schulman's corporate governance through measures such as the removal of Schulman's staggered board of directors, the implementation of a majority voting standard for uncontested elections and the termination of Schulman's "poison pill" shareholder rights plan. These are all changes they hope to also make at Eastern. They also helped end a highly unusual corporate governance situation at Schulman where the Company's Chief Financial Officer was also serving as the Chairman of the Board.
- In recognition of Mr. Mitarotonda's contributions to shareholders, the Schulman Board nominated him in 2010 for the Outstanding Director Exchange's "Outstanding Director Award."
- Further information of Barington's investment in A. Schulman is attached as a case study to this presentation.

Company Nominee: David C. Robinson

- Business consultant since August 2006.
- Was last employed as a Managing Director with the Sinclair-Robinson Group, an insurance agency in Wallingford, Connecticut, from August 2004 through July 2006. Prior to that, he was President of The Robinson Company, a general insurance agency located in Waterbury, Connecticut.
- Enrolled actuary. Experience in the areas of pensions, employee benefits and compensation.
- Director of The Eastern Company since 1990, during which time the Company's total return to shareholders underperformed the Russell 2000 and Wilshire 5000 Indices by 38.9 and 59.34 percentage points, respectively.* He currently serves as a member of the Board's Audit, Compensation, Executive and Nominating and Corporate Governance Committees.
- Other than at Eastern, Mr. Robinson has not served on a public company board.
- Eastern's Proxy Statement states that candidates for director at Eastern will be preferred "to the extent they hold an established executive level position in business, finance, law, education, research, government or civic activities." Mr. Robinson has not met Eastern's standard for over <u>ten</u> years.

* Comparison of total shareholder return between November 1, 1990 and September 29, 2014
Source: Eastern Proxy Statement; Capital IQ; Barington analysis

Company Nominee: Samantha Allison

- Independent consultant (d/b/a Top Floor Consulting, Inc.) since 2008. As a consultant, she has been engaged by The Bank of Maine and other organizations affiliated with Eastern director John Everets to provide consulting services.
- Previously was a Managing Director and General Manager of G.E. Healthcare Financial Services from 2002 through 2007. During part of such time, she reported to Mr. Everets.
- Ms. Allison has also worked at various positions at G.E. Healthcare from 1995 through 2002, including as General Manager of G.E. Healthcare's Women's Healthcare Business (encompassing North and South America) from 2000 through 2002.
- Six Sigma Black Belt.
- Has never served as a public company director or worked at, or helped oversee as a director, an industrial or manufacturing company.
- Eastern's Proxy Statement states that candidates for director at Eastern will be preferred "to the extent they hold an established executive level position in business, finance, law, education, research, government or civic activities." Ms. Allison fails to meet this standard.

Source: Eastern Proxy Statement

The Barington Group's nominees have substantially more experience as public company directors

Comparison of Directorships of Publicly Traded Companies

Barington Nominees		Company Nominees	
James A. Mitarotonda	Michael A. McManus, Jr.	David C. Robinson*	Samantha Allison
• A. Schulman, Inc. • OMNOVA Solutions Inc. • Pep Boys - Manny, Moe & Jack • Barington/Hilco Acquisition Corp. • Ebix, Inc. • The Jones Group Inc. • Ameron International Corp. • Griffon Corporation • Gerber Scientific, Inc. • Register.com, Inc. • Sielox, Inc. • L Q Corporation, Inc. • Dynabazzar, Inc. • MM Companies, Inc. • The Vermont Teddy Bear Co., Inc.	• A. Schulman, Inc. • Misonix, Inc. • Novavax, Inc. • American Home Mortgage Holdings, Inc. • New York Bancorp, Inc. • NWH, Inc. • DISC, Inc. • L Q Corporation, Inc. • Arrhythmia Research Technology, Inc.	• The Eastern Company, Inc.	

* Mr. Robinson has served on the board of Engineered Sinterings & Plastics, a private company which later filed for bankruptcy.
Source: Capital IQ; SEC filings

We also believe our nominees bring substantially more relevant industry experience to the Board

Comparison of Relevant Experience*

	Barington Nominees		Company Nominees	
	James A. Mitarotonda	Michael McManus	David C. Robinson**	Samantha Allison
Prior CEO Experience	• Barington Capital Group, L.P. • Commonwealth Associates, L.P.	• Misonix, Inc. • New York Bancorp, Inc. • Jamcor Pharmaceuticals, Inc.	• President of The Robinson Company, a general insurance agency	
Industrial Manufacturing Experience	• Director, A. Schulman, Inc. • Director, OMNOVA Solutions Inc. • Director, Ameron International Corporation • Director, Griffon Corporation • Director, Gerber Scientific, Inc.	• Director, A. Schulman, Inc. • Chairman and CEO, Misonix, Inc.	• Director, The Eastern Company, Inc.	

* Relevant experience criteria frequently used by leading director search consultants
** Mr. Robinson previously served on the board of Engineered Sinterings & Plastics, a private company which later filed for bankruptcy.
Source: Capital IQ; Eastern Company filings; Barington analysis

Call to Action

TO PROTECT YOUR INVESTMENT,

PLEASE SIGN, DATE AND RETURN

THE BARINGTON GROUP'S WHITE PROXY CARD

TODAY!

If you have any questions or require assistance voting your WHITE proxy card, please contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com

Appendix – Barington Case Studies

- Gerber Scientific, Inc. (Formerly GRB)
- Stewart & Stevenson Services, Inc. (Formerly SVC)
- A. Schulman, Inc. (SHLM)
- Lancaster Colony Corporation (LANC)
- The Warnaco Group, Inc. (Formerly WRC)

Case Study: Gerber Scientific, Inc.

GERBER SCIENTIFIC

Situation Overview

- A grouping of small, loosely related and technology dependent businesses that Barington believes lacks the scale to deliver adequate returns to shareholders and compete effectively over the long run.
- Enterprise Value of ~$177 million.
- Significant opportunity for margin improvement.
- Company was performing poorly versus its peers.

Active Strategy

- Reduce the size of corporate-level expenses and R&D.
- Initiate a strategic review to determine the long-term viability and return on equity potential of each of the Company's businesses.
- Use proceeds from divestitures to pay down debt and begin to return capital to shareholders.

Stock Price Performance



GRB
S&P 500
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
-20%
Aug-09
Oct-09
Dec-09
Feb-10
Apr-10
Jun-10
Aug-10
Oct-10
Dec-10
Feb-11

Case Study: Gerber Scientific, Inc. (cont.)

GERBER SCIENTIFIC

In the 3rd Quarter of 2009, James Mitarotonda and Javier Perez, a Senior Portfolio Advisor to Barington, met with the Chairman of the Board and the President and CEO of the Gerber Scientific to present Barington's plan to improve shareholder value at the Company.

On September 2, 2009, the Company announced that it had completed the sale of its laser marking and engraving business unit, a transaction that Barington supported.

On September 17, 2009, the Company held its 2009 annual meeting of shareholders. At the meeting, Mr. Perez was elected to the Board of Directors.

On March 4, 2010, Gerber reported that in the third quarter of fiscal 2010 total outstanding debt was reduced by $6.0 million to $45 million.

On June 8, 2010, Gerber announced that it had appointed James A Mitarotonda to serve as a director of the Company.

On August 2010, Gerber announced its financial results for fiscal 2011 first quarter:

- Revenue for the quarter increased 8.2% to $118.3 million from $109.4 million for the comparable period last year.
- Net income for the quarter was $1.5 million, or $0.06 per diluted share, compared with $0.5 million, or $0.02 per diluted share, for the same period last year.
- The strong performance allowed the Company to reduce outstanding debt by $7 million during the quarter, and brought total debt reduction to $35.5 million - or down nearly 50%.

In December 2010, Gerber announced that it had entered into an agreement to sell Gerber Coburn, its ophthalmic lens processing business, to Coburn Technologies, Inc. for $21.0 million.

On June 13, 2011, Gerber and Vector Capital Corporation announced that they entered into an agreement for Vector to acquire the Company for $11 per share in cash.

Note: Gerber Scientific was presented as a case study of constructive activism at the 2013 Activist Investor Conference by Mr. Mitarotonda and Marc Giles, the former CEO of Gerber.

Case Study: Stewart & Stevenson Services, Inc.

Situation Overview

- Market cap of ~$350 million.
- Mini-conglomerate with ability to realize higher value in restructuring of segments.
- Strong franchise in defense segment which supported the losses of the Company's four other segments.
- Bloated cost structure.
- Healthy balance sheet and dividend.

Active Strategy

- Notified Company of intention to seek Board representation in 2004 to reserve rights under the Company's Bylaws.
- Met with Max Lukens, the Company's new Chairman, to share suggestions to improve shareholder value, which he informed us he agreed with.
- Mr. Lukens became CEO and began implementing initiatives consistent with Barington's recommendations (see timeline on following page).

Stock Price Performance



150%
130%
110%
90%
70%
50%
30%
10%
-10%
-30%
-50%
Stewart & Stevenson Services, Inc. (NYSE:SVC) - Share Pricing
S&P 500 Index (^SPX) - Index Value
Jan-03-2005
Jan-28-2005
Feb-24-2005
Mar-22-2005
Apr-18-2005
May-12-2005
Jun-08-2005
Jul-05-2005
Jul-29-2005
Aug-24-2005
Sep-20-2005
Oct-14-2005
Nov-09-2005
Dec-06-2005
Jan-03-2006
Jan-30-2006
Feb-24-2006
Mar-22-2006
Apr-18-2006
May-12-2006

Case Study: Stewart & Stevenson Services, Inc. (cont.)

Timeline

- The market reacted favorably to the Company's restructuring efforts lead by CEO Max Lukens. Barington did not see the need to seek board representation and remained a supportive shareholder of Mr. Luken's restructuring initiatives.
- In 2004, the Company announced the sale of the Company's airline tug business, cost reductions and streamlining at the Company's power products segment, and the wind-down of the Company's unprofitable distributed energy segment.
- In September 2005, the Company announced an agreement to sell substantially all of the operating assets of its Engineered Products Division for $60 million in cash.
- In October 2005, the Company announced an agreement to sell substantially all of the operating assets and business of its Power Products Division for $180 million in cash.
- In February 2006, Armor Holdings Inc. agreed to buy the Company for $35 per share.
- The sale to Armor Holdings was ultimately completed on May 25, 2006 for approximately $1.1 billion or $36.50 per share.

Case Study: A. Schulman, Inc.

Situation Overview

- Consistent free cash flow, strong dividend and one of the healthiest balance sheets in the industry.
- Poorly managed business.
- Market share leader in both North American and European markets.
- Very high working capital levels.
- Significant consolidation opportunities in industry.
- Turnaround opportunity, especially for unprofitable North American division.

Active Strategy

- Accumulated approximately 9% of Company over a six month period in 2005 (with co-investors).
- Ongoing dialogue with management.
- Schedule 13D filings highlighted the Barington Group's suggestions:
  - return North American business to profitability
  - reduce working capital
  - bring SG&A in line with peers
  - create a strategy to improve gross margins
  - return cash to shareholders

Stock Price Performance



300%
250%
200%
150%
100%
50%
0%
-50%
-100%
S&P 500 Index (^SPX) - Index Value
A. Schulman, Inc. (NasdaqGS:SHLM) - Dividend Adjusted Share Pricing
Oct-03-2005
Mar-13-2006
Aug-17-2006
Jan-26-2007
Jul-05-2007
Dec-10-2007
May-19-2008
Oct-23-2008
Apr-02-2009
Sep-09-2009
Feb-17-2010
Jul-26-2010
Dec-30-2010
Jun-08-2011
Nov-11-2011
Apr-23-2012
Sep-27-2012
Mar-11-2013
Aug-14-2013
Jan-22-2014
Jun-30-2014
Dec-04-2014

Case Study: A. Schulman, Inc. (cont.)

A. Schulman
compounding your success

Timeline

- In October 2005, Barington's James Mitarotonda appointed to the Board of Directors as part of the first of three settlement agreements the Company enters into with Barington. David Birney, former CEO of Solvay North America, also added to the Board in 2005 as a director mutually acceptable to Barington and the Board.
- Michael McManus and Howard Curd appointed to the Board in 2006, both nominated by Barington. Board also agrees to form a special committee (which included James Mitarotonda as a member) to oversee the creation of a detailed operating budget and a business plan to improve the Company's operations and profitability.
- In November 2007, Company announced that President and CEO Terry Haines would retire by March 1, 2008.
- In December 2007, Joseph Gingo named Chairman and CEO, effective January 1, 2008. Mr. Gingo previously served as a senior executive at Goodyear Tire & Rubber.
- Board agrees to forms a special committee (which included James Mitarotonda as a member) to explore strategic alternatives. Committee ultimately concludes it is better to grow the Company as opposed to putting it up for sale. Company also agrees to significant increase in the number of shares authorized to be repurchased under its share repurchase program.
- In January 2008 and 2009, two new directors were added to the Board that were mutually accepatble to Barington and the Board
- In December 2009, the Company signs a definitive agreement to acquire ICO, Inc. for $105 million in cash and 5.1 million shares of common stock. Transaction expected to increase the Company's global presence substantially and contribute approximately $150 million annually in revenues.
- In January 2010, the Company announced that its North American Division had turned profitable.
- In March 2010, the Company acquired McCann Color, Inc., a producer of high-quality color concentrates.
- In October 2010, the Company announced that it had agreed to acquire Mash Compostos Plasticos, a masterbatch additive producer and engineered plastics compounder based in Sao Paulo, Brazil.
- In May 2011, the Company announced that it Board had approved a new share repurchase program authorizing the repurchase of up to $100 million of in common stock.
- In August 2012, the Company announced that it had signed a definitive agreement to acquire ECM Plastics, Inc. for $36.5 million.
- Between December 2013 and September 2014, Schulman completed 5 more acquisitions, including Compco Pty Ltd ($6.7 million), Ferro Corporation, Specialty Plastics Business Segment in U.S. And Spain ($91.0 million), Prime Colorants Inc. ($15.1 million), Vita Thermoplastic Compounds Ltd. ($52.0 million) and Network Polymers, Inc. ($49.5 million).
- On March 16,2015, the Company announced its intent acquire Citadel Plastics Holdings, Inc. for $800.0 million.

Case Study: Lancaster Colony Corporation

Lancaster Colony

Situation Overview

- Market cap of ~$1.2 billion.
- Conglomerate with three diverse operating business segments.
- Ability to realize higher value from operational improvements and efficiencies.
- Opportunity to divest capital-intensive Glassware and Automotive businesses.
- Cash from non-core divestitures would strengthen already pristine balance sheet.

Active Strategy

- Encouraged Board to pursue the sale of non-core businesses and reduce corporate level expenses that resulted from the Company's "holding-company" structure.
- Encouraged Board to increase stock repurchases and return Foods segment to historical levels of profitability.
- Nominated three persons to the Board of Directors.

Stock Price Performance


180%
160%
140%
120%
100%
80%
60%
40%
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
LANC
S&P 500

Case Study: Lancaster Colony Corporation (cont.)

Lancaster Colony

Timeline

- In March 2007, Barington filed a Schedule 13D recommending that the Company implement measures to improve the Company's profitability and share price performance. These measures included the divesture of the Company's non-core automotive and glassware and candles segments, the reduction of corporate level expenses resulting from Lancaster's "holding-company" structure and the implementation of initiatives to return the Specialty Foods segment to historical levels of profitability.
- In October 2007, Lancaster Colony and Barington reached an agreement that avoided a proxy contest. The Company agreed to appoint a new independent director mutually acceptable to Barington and the Board and to form a task force to improve the Company's operations, productivity and profitability. The Company also agreed to implement certain corporate governance initiatives, establish a goal to repurchase more common stock and work toward completing its strategic review process for the Company's non-food businesses by August 31, 2008.
- In 2008, the Company proceeded to sell its non-core automotive and consumer and floral glass operations, added a new independent director to the Company's Board with food industry experience and exceeded its share repurchase goals.
- As a result, Lancaster significantly outperformed the Russell 2000 and S&P Midcap 400 Index in 2008.
- In March 2009, Barington publicly released a letter it sent to the Company's CEO commending him for the Company's performance in a challenging economic environment.

Case Study: The Warnaco Group, Inc.

WARNACO

Situation Overview

- Market cap of ~$850 million.
- Company had a number of outstanding brands such as Speedo, Calvin Klein and Chaps.
- A string of operational disappointments and financial restatements had severely depressed the stock.

Active Strategy

- Met with management to discuss recommendations to improve shareholder value.
- Maintained dialogue with CEO.

Stock Price Performance



450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
Jul-03
Apr-04
Jan-05
Oct-05
Jul-06
Apr-07
Jan-08
Oct-08
Jul-09
Apr-10
Jan-11
WRC
S&P 500

Case Study: The Warnaco Group, Inc. (cont.)

Timeline

- In September 2006, Barington met with Warnaco's management to discuss ways to improve execution in light of the Company's operating disappointments. Barington made specific operational suggestions to management designed to improve gross and EBITDA margins through SG&A reductions, corporate expense reductions and better merchandising. Barington also recommended that the Company dispose of non-core brands and licenses, especially underperforming divisions of the Company's intimate apparel and swimwear segments.
- Company CEO Joe Gromek implemented most of Barington's suggestions. Warnaco disposed of non-core underperforming assets and improved execution by Warnaco's senior management team, resulting in the improvement of margins.
- Warnaco publicly credited Barington with forcing the Company to make positive changes and Barington publicly complemented the performance of the Company's CEO. "Barington forced our hand to do some things sooner," a Warnaco spokesman stated. "It accelerated our need to take action on our underperforming businesses." (Warnaco Rallies, Crain's New York Business, June 17, 2007)

For additional information and updates leading up to the 2015 Annual Meeting, please visit our website at **www.barington.com/eastern.htm** . If you have any questions or require assistance voting your **WHITE** proxy card, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10016
Call Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500
Email: proxy@mackenziepartners.com